1221 Avenue of the Americas New York, NY 10020-1095

McGraw Hill Financial, Inc.

July 11, 2013

Mr. Harold McGraw III
Chairman, President and
Chief Executive Officer
McGraw Hill Financial, Inc.
1221 Avenue of the Americas
New York, New York 10020

Dear Terry:

On behalf of the McGraw Hill Financial Board of Directors, I want to thank you for your outstanding leadership and achievements as President and CEO of this great Company. You have been unstinting in your commitment and dedication and have led many important strategic changes that anticipated market developments and generated superior shareholder value. The most recent of these was the Growth and Value Plan which has created two powerful new Companies, McGraw Hill Financial and McGraw-Hill Education.

I also want to thank you for your participation and insights as the Board conducted the CEO succession process. As we prepare for the appointment of the new CEO, this letter confirms the compensation and other arrangements to be provided to you in connection with your services as non-executive Chairman of the Board of Directors of McGraw Hill Financial, Inc. (the “Company”). These arrangements will begin on November 1, 2013 and end on the earlier to occur of our 2014 Annual Meeting of Shareholders or your retirement from the Board (the “Transition Period”).  As you are aware, the Company’s Certificate of Incorporation and Corporate Governance Guidelines require the annual election of Directors and the annual selection of the Chairman.

During the Transition Period, the Company will pay you a retainer at the annual rate of $400,000, to be paid in monthly installments of $33,333.33 for each full month (with proration for each partial month) during the Transition Period. The annual retainers, meeting fees and stock-based compensation normally received by outside members of the Board will not be paid to you in addition to this retainer. During the Transition Period, the Company will provide you with appropriate office accommodations and support staff consistent with your responsibilities as Chairman of the Board. In addition, during the Transition Period, the Company will continue to provide you with a car and driver, use of corporate aircraft and home security and other perquisites in a manner consistent with the terms of these arrangements in effect for you prior to your retirement as Chief Executive Officer.

Mr. Harold McGraw III

Finally, for a period of 5 years following the Transition Period, the Company will provide you with appropriate office accommodations and an administrative assistant.

The compensation and other amounts to be provided to you under the terms of this agreement shall be in consideration for your assuming on behalf of the Board such specific responsibilities as the Board may request, from time to time, and also for performing such other special assignments as the Board deems necessary or desirable. All assignments to be performed by you for the Board should be coordinated with, and performed in conjunction with, the Company’s Chief Executive Officer.

If the provisions of this letter are satisfactory to you, please acknowledge your agreement by signing below and then returning this letter to John Berisford.

Sincerely,

/s/ Edward B. Rust
Edward B. Rust
Chairman
Nominating and Corporate Governance Committee
McGraw Hill Financial, Inc.

Agreed to this 11th day of July, 2013

/s/ Harold McGraw III
Harold McGraw III